Exhibit 10.2

Spirit Realty Capital, Inc.

Director Compensation Program

Effective May 7, 2020

This Spirit Realty Capital, Inc. (the “Company”) Director Compensation Program (this “Program”) for non-employee directors of the Company (“Directors”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Plan”).

Cash Compensation

Annual retainers will be paid in the following amounts to Directors:

Director:	$70,000
Chair of Audit Committee:	$25,000
Chair of Compensation Committee:	$25,000
Chair of Nominating and Corporate Governance Committee:	$15,000
Lead Independent Director:	$30,000
Audit Committee Member:	$10,000
Compensation Committee Member:	$10,000
Nominating and Corporate Governance Committee Member:	$6,250

Annual retainers will be paid in four equal cash payments, with one payment quarterly at the end of each calendar quarter, with the final calendar quarter payment made prior to the end of the fiscal year.

Annually, after the occurrence of eight (8) meetings of the Board, each non-employee director will be paid $1,500 for each Board meeting attended in person or by telephone.

Each Director may elect to receive all or a portion of the aggregate payments to which they are entitled under the program in Common Stock of the Company. Such election shall be made at our prior to the first day of the quarter to which the payments relate, and the number of whole shares to which each Director shall be entitled shall be measured by dividing the aggregate payments owed by the average of the closing prices of the last ten trading days before the end of the quarter to which the payment relates.

Equity Compensation

Initial Restricted Stock Grant:

Each Director who is initially elected or appointed to serve on the Board shall be granted Restricted Stock with a value of $110,000 on the date of such initial election or appointment (the “Initial Restricted Stock Grant”).

The Initial Restricted Stock Grant shall vest in full on the first anniversary of the initial election or appointment of the Director, subject to continued service through the vesting date.

Annual Common Stock Grant:

Each Director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders shall be granted Restricted Stock with a value of $110,000 on such date (the “Annual Restricted Stock Grant”). In addition, the Director who is serving as Chairman of the Board as of the date of each annual meeting of the Company’s stockholders shall be granted an additional Restricted Stock award with a value of $100,000, for a total Restricted Stock award with a value of $210,000.

The Annual Restricted Stock Grant shall vest in full on the anniversary of the grant date subject to continued service.

Miscellaneous

All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Restricted Stock and Common Stock hereby are subject in all respects to the terms of such Plan (as applicable).  The grant of any Restricted Stock under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

Effectiveness, Amendment, Modification and Termination

This Program may be amended, modified or terminated by the Board in the future at its sole discretion.  No Director shall have any rights hereunder, except with respect to any Restricted Stock or Common Stock granted pursuant to the Program.